Exhibit 10.6

Amended Loan Agreement

August 3, 2025

Party A (creditor): SUN SEVEN STARS INVESTMENT GROUP LIMITED

Address: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Party B (debtor/borrower): DeepGreenX Group Inc.

Address: 202,14-1, Donggyo-ro-29-gil, Mapo-gu, Seoul, Republic of Korea; and its subsidiaries.

According to the needs of Party B’s business, Party A and Party B have reached consensus on matters related to the lending of funds by Party A to Party B and agree to the following terms:

I.	Unsecured Line of Credit: USD $75,000,000

II.	Loan Availability Period: From September 1, 2024 through December 31, 2026.

III.	Repayment Obligations: 1) Party A may request repayment at any time after Jan 1, 2027. Such request must be in writing and Party B has 30 days to make repayment unless in the judgement of Party B’s Board of Directors, repayment within 30 days would disrupt the normal business operations of the Company. In the event that the Party B’s Board of Directors makes a determination to delay repayment, then such repayment may be deferred for up to one year from receipt of such request to make payment of any accrued but unpaid interest to the extent owed, and stated principal amount. There are no prepayment penalties associated with any loans hereunder.

IV.	Loan Rational: Working capital and general corporate purposes.

V.	Loan Draws: Each draw under the Loan Agreement will be treated as a separate tranche and will accrue interest if applicable, from the date of funding through the date of repayment, based on annualized interest calculated on an actual day count basis.

VI.	Interest will begin to accrue at 1% per month on the one-year anniversary after the event where Party B’s Board of Directors makes a determination to delay repayment upon receiving notice of demand for repayment from the lender.

VII.	Any breach of this Agreement shall constitute a Breach of Contract. The breaching party shall compensate the Non-breaching Party for all related costs.

VIII.	The State of Delaware in the Untied State is the governing law for this Loan Agreement and jurisdiction where Parties A and B each agree to the applicable governing law without regard to choice or conflicts of law rules, and to the exclusive jurisdiction of its applicable courts.

IX.	This Loan Agreement supersedes any prior agreements or arrangements for the Loan Draws related to this subject matter.

X.	This Agreement shall come into effect upon execution by authorized signers of each of Party A and B; it may be executed in parts and shall be produced in duplicate, with each Party holding an original copy.

Party A (Stamp):	Party B:	DeepGreenX Group Inc.
Representative (Signature):	Representative (Signature):